Exhibit 99.1

Thursday, November 10, 2011

Advant-e Corporation Announces Third Quarter

2011 Results

Record Quarterly Revenue Increased by 3% and Net Income Increased

by 5% Compared to the Third Quarter of Last Year

DAYTON, Ohio, November 10, 2011 — Advant-e Corporation (OTC Bulletin Board: ADVC) today announced financial and operating results for the third quarter of 2011. The Company provides Internet-based Electronic Data Interchange services through Edict Systems and sells electronic document management software and services through Merkur Group.

Revenue in the third quarter of 2011 of $2,447,674 increased by 3% over revenue of $2,380,510 in the third quarter of 2010. Revenue from Edict Systems increased by 6% and revenue from Merkur Group decreased 14%.

Net income in the third quarter of 2011 was $455,542, or $.007 per share, compared to net income of $434,231, or $.006 per share, in the same period in 2010. Net income from Edict increased 11% while Merkur net income decreased by 36%.

Jason K. Wadzinski, Chairman of the Board and Chief Executive Officer, stated, “Edict Systems reported record revenue and net income this quarter. In addition to growth in both the grocery and automotive industries, we are making some progress in the health care sector.”

“Customers of Edict’s Web EDI service will be upgraded to the latest version over the next several quarters,” continued Mr. Wadzinski. “This upgrade will allow us to expand the depth of our service offerings to our customers and their large trading partners.”

“Although we continue to experience weakness in our software business, Merkur Group contributed approximately $40,000 to net income in the third quarter of 2011.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company's email is advant-e@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue	$2,447,674	2,380,510	7,107,718	6,918,147
Cost of revenue	955,698	913,522	2,850,509	2,769,072

Gross margin	1,491,976	1,466,988	4,257,209	4,149,075
Marketing, general and administrative expenses	802,075	803,341	2,389,125	2,478,280

Operating income	689,901	663,647	1,868,084	1,670,795
Other income (expense), net	892	(2,964)	2,933	(959)

Income before income taxes	690,793	660,683	1,871,017	1,669,836
Income tax expense	235,251	226,452	637,928	571,486

Net income	$455,542	434,231	1,233,089	1,098,350

Earnings per share — basic and diluted	$.007	.006	.018	.016

Weighted average shares outstanding — basic and diluted	66,722,590	66,722,590	66,722,590	66,722,590

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30,2011 (Unaudited)	December 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$3,953,427	2,963,172
Accounts receivable, net	752,404	743,020
Prepaid software maintenance costs	208,554	174,013
Prepaid expenses and deposits	69,267	99,234
Deferred income taxes	210,818	153,643

Total current assets	5,194,470	4,133,082
Software development costs, net	291,224	308,832
Property and equipment, net	147,952	228,121
Goodwill	1,474,615	1,474,615
Other intangible assets, net	180,973	244,508

Total assets	$7,289,234	6,389,158

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$157,181	79,986
Dividends payable	667,226	—
Income taxes payable	33,396	33,619
Accrued salaries and other expenses	340,706	180,311
Deferred revenue	810,330	673,810

Total current liabilities	2,008,839	967,726
Deferred income taxes	204,807	244,481

Total liabilities	2,213,646	1,212,207

Shareholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 66,722,590 shares issued and outstanding	66,723	66,723
Paid-in capital	1,936,257	1,936,257
Retained earnings	3,072,608	3,173,971

Total shareholders’ equity	5,075,588	5,176,951

Total liabilities and shareholders’ equity	$7,289,234	6,389,158

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$1,233,089	1,098,350
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	114,860	158,995
Amortization of software development costs	58,244	30,669
Amortization of other intangible assets	63,535	63,534
Loss on disposal of property and equipment	—	4,688
Deferred income taxes	(96,849)	(39,253)
Increase (decrease) in cash and cash equivalents arising from changes in assets and liabilities:
Accounts receivable	(9,384)	(112,854)
Prepaid software maintenance costs	(34,541)	(31,734)
Prepaid expenses and deposits	29,967	19,341
Prepaid income taxes	—	39,798
Accounts payable	77,195	(11,701)
Income taxes payable	(223)	35,901
Accrued salaries and other expenses	160,395	175,913
Deferred revenue	136,520	125,393

Net cash flows from operating activities	1,732,808	1,557,040

Cash flows from investing activities:
Purchases of property and equipment	(34,691)	(101,832)
Software development costs	(40,636)	(148,650)

Net cash flows from investing activities	(75,327)	(250,482)

Cash flows from financing activities:
Dividends paid	(667,226)	(667,226)

Net increase in cash and cash equivalents	990,255	639,332
Cash and cash equivalents, beginning of period	2,963,172	2,713,996

Cash and cash equivalents, end of period	$3,953,427	3,353,328

Supplemental disclosures of cash flow items:
Income taxes paid	$735,000	535,000
Non-cash transactions:
Declared dividends payable no later than December 31, 2011	667,226	—
Retirement of shares	—	28,192

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.